Exhibit 10.1

Fusionsvertrag | Merger Agreement

(der Fusionsvertrag | the Merger Agreement)

vom 8. Dezember 2014 | dated as of December 8, 2014

zwischen | among

A-FW International Investments GmbH, c/o Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Schweiz | Switzerland

(die Übernehmende Gesellschaft)

(the Receiving Company)

und | and

Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Schweiz | Switzerland

(die Übertragende Gesellschaft)

(the Transferring Company)

sowie | as well as

AMEC International Investments B.V., Meander 251, 6825 MC Arnheim, Niederlande | The Netherlands

(Amec International)

(Amec International zusammen mit der Übernehmenden Gesellschaft und der Übertragenden

Gesellschaft, die Parteien, und jede eine Partei)

(Amec International, the Receiving Company and the Transferring Company hereinafter collectively referred to as, the Parties, and each, a Party)

Inhaltsverzeichnis | Table of Content

1.	Fusion, Abfindung, Rechte und Pflichten | Merger, Compensation, Rights and Obligations	4
1.1	Fusion | Merger	4
1.2	Abfindung | Compensation	5
1.3	Dividendenberechtigung | Entitlement to Dividends	7
1.4	Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten | Other Rights and Obligations Associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs	7
1.5	Keine Besonderen Vorteile | No Special Benefits	8
1.6	Keine Gesellschafter mit Unbeschränkter Haftung | No Shareholders or Quotaholders with Unlimited Liability	8
1.7	Keine Sonderrechte, Anteile ohne Stimmrecht, Genussscheine | No Special Rights, Equity Interests without Voting Rights, Profit-Sharing Certificates	8

2.	Zustimmungen | Approvals	9
2.1	Geschäftsführung der Übernehmenden Gesellschaft | Management Board of Receiving Company	9
2.2	Verwaltungsrat der Übertragenden Gesellschaft | Board of Directors of Transferring Company	9
2.3	Management Board der Amec International | Management Board of Amec International	9
2.4	Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft | Approval by Quotaholder of Receiving Company	9
2.5	Zustimmung der Generalversammlung der Übertragenden Gesellschaft | Approval by Shareholders’ Meeting of Transferring Company	9
2.6	Gesellschafterversammlung der Amec Gesellschaften | Shareholders’ or Quotaholders’ Meeting of Amec Companies	10

3.	Durchführung der Fusion | Implementation of Merger	10
3.1	Technische Abwicklung der Ausrichtung der Abfindung | Technical Execution of Payment of Compensation	10
3.2	Eintragung in Aktionärsregister von Amec Foster Wheeler plc, Übertragungs- und Eintragungsbeschränkungen | Registration in Shareholders’ Register of Amec Foster Wheeler plc, Transfer and Registration Restrictions	11

4.	Information, Konsultation, Einsichtsrecht | Information, Consultation, Inspection Right	12

5.	Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug | Articles of Association and Governance of Receiving Company after Completion	12

6.	Anmeldung an Handelsregisterämter | Filing with Commercial Registers	12

7.	Allgemeine Bestimmungen | General Provisions	12
7.1	Informationspflicht | Information Duty	12
7.2	Mitteilungen | Notices	13
7.3	Keine Abtretung | No Assignment	13
7.4	Änderungen und Verzichte | Amendments and Waivers	14
7.5	Kosten und Steuern | Costs and Taxes	14
7.6	Teilungültigkeit	14
7.7	Anhänge | Annexes	14
7.8	Sprache | Language	15
7.9	Anwendbares Recht und Gerichtsstand | Governing Law and Jurisdiction	15

Präambel | Recitals

A.                                    A-FW International Investments GmbH (Firmennummer CHE-243.038.710), die Übernehmende Gesellschaft mit Sitz in Baar, Schweiz, eine Gesellschaft mit beschränkter Haftung nach schweizerischem Recht, beabsichtigt, Foster Wheeler AG (Firmennummer CHE-114.603.783), die Übertragende Gesellschaft mit Sitz in Baar, Schweiz, eine Aktiengesellschaft nach schweizerischem Recht, auf dem Weg der Absorptionsfusion zu übernehmen.

A-FW International Investments GmbH (identification no. CHE-243.038.710), the Receiving Company having its registered office in Baar, Switzerland, a limited liability company pursuant to Swiss law, intends to absorb Foster Wheeler AG (identification no. CHE-114.603.783), the Transferring Company having its registered office in Baar, Switzerland, a corporation pursuant to Swiss law, by way of merger.

B.                                    Das im Handelsregister eingetragene Aktienkapital der Übertragenden Gesellschaft beträgt CHF 316’928’700, bestehend aus 105’642’900 voll liberierten Namenaktien mit einem Nennwert von je CHF 3. Das insgesamt ausgegebene Aktienkapital der Übertragenden Gesellschaft beträgt CHF 320’155’473, bestehend aus 106’718’491 voll liberierten Namenaktien mit einem Nennwert von je CHF 3. Das Stammkapital der Übernehmenden Gesellschaft beträgt CHF 20’000, bestehend aus 200 voll liberierten Stammanteilen mit einem Nennwert von je CHF 100.

The share capital of the Transferring Company registered in the Commercial Register amounts to CHF 316,928,700, divided into 105,642,900 fully paid registered shares with a nominal value of CHF 3 each. The total issued share capital of the Transferring Company amounts to CHF 320,155,473, divided into 106,718,491 fully paid registered shares with a nominal value of CHF 3. The quota capital of the Receiving Company amounts to CHF 20,000, divided into 200 fully paid quotas with a nominal value of CHF 100 each.

C.                                    AMEC International Investments B.V. (Firmennummer 60438843), eine Gesellschaft mit beschränkter Haftung nach niederländischem Recht (besloten vennootschap met beperkte aansprakelijkheid) mit Sitz in Arnheim, Niederlande, hält sämtliche Stammanteile und damit 100% des Stammkapitals der Übernehmenden Gesellschaft sowie 95’395’711 Namenaktien und damit circa 95.275% des ausstehenden Aktienkapitals der Übertragenden Gesellschaft.

AMEC International Investments B.V. (identification no. 60438843), a limited liability company pursuant to Dutch law (besloten vennootschap met beperkte aansprakelijkheid) having its registered office in Arnhem, The Netherlands, holds all quotas and thus 100% of the quota capital of the Receiving Company as well as 95,395,711 registered shares and thus circa 95.275% of the outstanding share capital of the Transferring Company.

D.                                    Amec Foster Wheeler plc (Firmennummer 1675285), eine Aktiengesellschaft nach dem Recht von England und Wales mit Sitz in Knutsford, deren Stammaktien an der London Stock Exchange und deren American Depositary Shares an der New York Stock Exchange kotiert sind, hält sämtliche Anteile der Amec International.

Amec Foster Wheeler plc (identification no. 1675285), a public limited company pursuant to the laws of England and Wales having its registered office in Knutsford, whose ordinary shares are listed on the London Stock Exchange and whose American depositary shares are listed on the New York Stock Exchange, holds all shares of Amec International.

Gestützt darauf vereinbaren die Parteien was folgt:

Now, therefore, the Parties agree as follows:

1.                                      Fusion, Abfindung, Rechte und Pflichten | Merger, Compensation, Rights and Obligations

1.1                               Fusion | Merger

Die Übernehmende Gesellschaft und die Übertragende Gesellschaft vereinbaren hiermit ihre Fusion im Sinne von Art. 3 Abs. 1 lit. a des Bundesgesetzes über Fusion, Spaltung, Umwandlung und Vermögensübertragung (das FusG), wobei sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft mit der Rechtswirksamkeit der Fusion, d.h. mit der Eintragung der Fusion in das Handelsregister, kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft übergehen und die Übertragende Gesellschaft ohne Liquidation aufgelöst und im Handelsregister gelöscht wird.

The Receiving Company and the Transferring Company herewith agree to merge pursuant to art. 3 para. 1 subpara. a. of the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Merger Act). All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective, i.e. with effect from the registration of the merger in the Commercial Register, and the Transferring Company will be dissolved without liquidation and deleted from the Commercial Register.

Die Übernehmende Gesellschaft wird die Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gemäss beigefügter geprüfter Fusionsbilanz der Übertragenden Gesellschaft per 30. September 2014 (Anhang 1.1), die Aktiven von gesamthaft CHF 2’962’334’658 und Verbindlichkeiten von gesamthaft CHF 814’727’632 und damit einen Aktivenüberschuss von CHF 2’147’607’026 ausweist, zum Buchwert in ihre Bilanz aufnehmen. Im Verhältnis zwischen den Parteien erfolgt die Fusion rückwirkend per 1. Oktober 2014. Die nach dem 30. September 2014 vorgenommenen Handlungen der Übertragenden Gesellschaft gelten als für Rechnung der Übernehmenden Gesellschaft vorgenommen. Die Übernehmende Gesellschaft akzeptiert sämtliche nach dem 30. September 2014 eingetretenen Veränderungen von Aktiven und Verbindlichkeiten gegenüber der Fusionsbilanz.

The assets and liabilities of the Transferring Company are being transferred to the Receiving Company at book value based on the attached audited merger balance sheet of the Transferring Company as of September 30, 2014 (Annex 1.1), which shows assets in the aggregate amount of CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632, and thus an asset surplus of CHF 2,147,607,026. As among the Parties, the merger shall have retroactive effect as of October 1, 2014. All actions of the Transferring Company taken after September 30, 2014, shall be deemed to have been taken for the account of the Receiving Company. The Receiving Company accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after September 30, 2014.

Die Parteien und Amec Foster Wheeler plc haben einen gemeinsamen Fusionsbericht erstellt und werden diesen zur Einsicht auflegen. Sie haben Ernst & Young AG, Zürich, gemeinsam beauftragt, die Fusion gemäss Art. 15 FusG zu prüfen.

The Parties and Amec Foster Wheeler plc have jointly prepared a merger report and will submit such report for inspection. They have jointly mandated Ernst & Young AG, Zurich, to examine the merger pursuant to art. 15 Merger Act.

1.2                               Abfindung | Compensation

Die Parteien vereinbaren hiermit, dass jedem Aktionär der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, anstelle von Anteilen an der Übernehmenden Gesellschaft eine Abfindung im Sinne von Art. 8 Abs. 2 FusG ausgerichtet wird.

The Parties herewith agree that each shareholder of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, shall receive compensation pursuant to art. 8 para. 2 Merger Act in lieu of quotas of the Receiving Company.

Die Abfindung (die Abfindung) besteht pro Namenaktie der Übertragenden Gesellschaft aus (i) entweder (a) 0.8998 Stammaktien (ordinary shares) (in zertifizierter Form) von Amec Foster Wheeler plc mit einem Nennwert von je GBP 0.50 (Kotierung an der London Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler Aktie) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, oder (b) 0.8998 American Depositary Shares (in der Form von Bucheffekten) von Amec Foster Wheeler plc (Kotierung an der New York Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler ADS; wobei jede Amec Foster Wheeler ADS eine (1) Amec Foster Wheeler Aktie repräsentiert) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt (in beiderlei Form, die Aktienabfindung) sowie (ii) USD 16 (die Barabfindung). Der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung wird pro diesem Aktionär zukommende Amec Foster Wheeler Aktie oder Amec Foster Wheeler ADS um denjenigen Betrag erhöht, welcher der von Amec Foster Wheeler plc am 7. August 2014 angekündigten Bardividende von GBP 0.148 (die Bardividende) entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank am 5. Januar 2015 oder, falls die Bardividende an einem anderen Datum ausbezahlt wird, an diesem anderen Datum publizierten Referenzkurse (der Dividendenbetrag).

The compensation (the Compensation) shall consist of (i) either (a) in respect of shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are outside the United States of America, 0.8998 ordinary shares (in certificated form) of Amec Foster Wheeler plc with a nominal value of GBP 0.50 each (listed on the London Stock Exchange, ticker symbol: AMFW) (each, an Amec Foster Wheeler Share) or, (b) in respect of shareholders of the Transferring Company whose addresses in the books and records of the Transferring Company are in the United States of America, 0.8998 American Depositary Shares of Amec Foster Wheeler plc (in book entry form) (listed on the New York Stock Exchange, ticker symbol: AMFW) (each an Amec Foster Wheeler ADS; with each Amec Foster Wheeler ADS representing one (1) Amec Foster Wheeler Share) (whether in the form of Amec Foster Wheeler Shares or Amec Foster Wheeler ADSs, the Share Consideration); and (ii) USD 16 (the Cash Consideration) for each registered share of the Transferring Company. The cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by an amount corresponding to the cash dividend of GBP 0.148 announced by Amec Foster Wheeler plc on August 7, 2014 (the Cash Dividend), as converted into USD based on the reference rates published by the European Central Bank on January 5, 2015, or, if the Cash Dividend is paid on another date, on such other date, for each Amec Foster Wheeler Share or Amec Foster Wheeler ADS such shareholder receives (the Dividend Amount).

Es werden im Rahmen der Aktienabfindung nur ganze Amec Foster Wheeler Aktien oder ganze Amec Foster Wheeler ADS übertragen. Wenn Aktionäre der Übertragenden Gesellschaft aufgrund des Umtauschverhältnisses einen Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS haben, wird dieser Bruchteil in bar abgegolten. Diese Barabgeltung (der Spitzenausgleich) wird basierend auf einem Wert pro Amec Foster Wheeler

Aktie oder Amec Foster Wheeler ADS berechnet, der dem Aktienkurs der Amec Foster Wheeler Aktien an der London Stock Exchange bei Handelsschluss am Tag der Eintragung der Fusion in das Handelsregister entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank an diesem Tag publizierten Referenzkurse, und wird in USD zusammen mit der Barabfindung ausbezahlt.

The Share Consideration shall not include any fractions of Amec Foster Wheeler Shares or of Amec Foster Wheeler ADSs. If, based on the exchange ratio, shareholders of the Transferring Company are entitled to a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS, such fraction shall be compensated in cash. Such cash compensation (the Compensation for Fractions) shall be calculated based on a value per Amec Foster Wheeler Share or Amec Foster Wheeler ADS corresponding to the share price of the Amec Foster Wheeler Shares at the London Stock Exchange at the close of trading on the day of registration of the merger in the Commercial Register, converted into USD based on the reference rates published by the European Central Bank on such day, and shall be paid out in USD together with the Cash Consideration.

Die Abfindung gemäss diesem Artikel 1.2 wurde von den Parteien festgelegt. Angaben zur Bewertung werden im gemeinsamen Fusionsbericht gemacht.

The Compensation pursuant to this Section 1.2 was determined by the Parties. Information regarding the valuation is contained in the jointly prepared merger report.

Amec International verpflichtet sich, sämtlichen Aktionären der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, die Abfindung gemäss diesem Artikel 1.2 (unter Einschluss des Dividendenbetrags und eines allfälligen Spitzenausgleichs) zu bezahlen, als Entschädigung für das Erlöschen ihrer Namenaktien und der damit zusammenhängenden Rechte der Übertragenden Gesellschaft mit der Wirksamkeit der Fusion. Amec International und die Übertragende Gesellschaft erhalten für die von ihnen gehaltenen Namenaktien der Übertragenden Gesellschaft im Rahmen der Fusion keine Gegenleistung; ihre Namenaktien der Übertragenden Gesellschaft und die damit zusammenhängenden Rechte erlöschen mit der Wirksamkeit der Fusion.

Amec International undertakes to pay the Compensation pursuant to this Section 1.2 (including the Dividend Amount and the Compensation for Fractions, if any) to all shareholders of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, as consideration for the extinction of their registered shares in the Transferring Company and of the rights associated therewith at the time the merger becomes effective. Amec International and the Transferring Company shall not receive any consideration in connection with the merger for the registered shares of the Transferring Company held by them; the registered shares of the Transferring Company held by them and the rights associated therewith will be extinguished at the time the merger becomes effective.

Aufgrund einer vertraglichen Vereinbarung zwischen Amec Foster Wheeler plc und Amec International wird Amec Foster Wheeler plc den berechtigten Aktionären der Übertragenden Gesellschaft die Barabfindung (unter Einschluss des Dividendenbetrags), die Aktienabfindung sowie einen allfälligen Spitzenausgleich auf Rechnung von Amec International ausrichten. Die Aktionäre von Amec Foster Wheeler plc haben die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt, die für die Aktienabfindung benötigt wird und Amec Foster Wheeler plc hat Zugang zu genügend Mitteln, um die Barabfindung (unter Einschluss des Dividendenbetrags) sowie einen allfälligen Spitzenausgleich auszurichten.

Based on a contractual arrangement between Amec Foster Wheeler plc and Amec International, Amec Foster Wheeler plc will pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) and procure the delivery of the Share Consideration to the entitled shareholders of the Transferring Company on behalf of Amec International. The shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration and sufficient funds are available to Amec Foster Wheeler plc to pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any).

1.3                               Dividendenberechtigung | Entitlement to Dividends

Die Aktionäre der Übertragenden Gesellschaft sind (i) in Bezug auf die Amec Foster Wheeler Aktien ab dem Datum ihres Eintrags in das Aktionärsregister von Amec Foster Wheeler plc und (ii) in Bezug auf die Amec Foster Wheeler ADS ab dem Datum ihres Eintrags in das Register von ADS Inhabern von Amec Foster Wheeler plc dividendenberechtigt. Als Entschädigung für die Bardividende wird der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht (vgl. Artikel 1.2).

The shareholders of the Transferring Company are entitled to dividends in relation to: (i) the Amec Foster Wheeler Shares from the date they are registered in the register of shareholders of Amec Foster Wheeler plc; and (ii) the Amec Foster Wheeler ADSs from the date they are registered in the register of ADS holders of Amec Foster Wheeler plc. As a compensation for the Cash Dividend, the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Section 1.2).

Die Dividendenberechtigung der Amec Foster Wheeler Aktien und der Amec Foster Wheeler ADS ist im Detail in Anhang 1.4 beschrieben.

The entitlement to dividends of the Amec Foster Wheeler Shares as well as of the Amec Foster Wheeler ADSs is described in more detail in Annex 1.4.

1.4                               Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten | Other Rights and Obligations Associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

Darüber hinaus vermitteln die Amec Foster Wheeler Aktien und die Amec Foster Wheeler ADS die in Anhang 1.4 beschriebenen Rechte und Pflichten.

Other rights and obligations associated with the Amec Foster Wheeler Shares and the Amec Foster Wheeler ADSs are described in Annex 1.4.

Zusätzliche Informationen zu den Amec Foster Wheeler ADS | Additional Information on the Amec Foster Wheeler ADSs

Deutsche Bank Trust Company Americas, welche als Verwahrungsstelle (depositary) für die Amec Foster Wheeler ADS fungiert (die Verwahrungsstelle), wird die Amec Foster Wheeler ADS registrieren und ausliefern. Jede Amec Foster Wheeler ADS wird das Eigentum bzw. die Rechtsinhaberschaft an einer Amec Foster Wheeler Aktie repräsentieren, welche bei der Geschäftsstelle der State Street Bank & Trust Company im Vereinigten Königreich, handelnd als Depotstelle (custodian) für die Verwahrungsstelle, hinterlegt ist. Jede Amec Foster Wheeler ADS wird darüber hinaus das Eigentum bzw. die Rechtsinhaberschaft an allen anderen Effekten, Barmitteln oder an sonstigen Vermögenswerten repräsentieren, welche allenfalls von der Verwahrungsstelle als Folge ihrer Inhaberschaft der Aktien, welche den Amec Foster Wheeler ADS zugrundeliegen, gehalten werden. Der Hauptsitz der Verwahrungsstelle, an welchem die Amec Foster Wheeler ADS verwaltet werden, befindet sich an der Wall Street 60, New York, NY 10005, Vereinigte Staaten von Amerika.

Deutsche Bank Trust Company Americas, as the depositary for the Amec Foster Wheeler ADSs (the Depositary), will register and deliver the Amec Foster Wheeler ADSs. Each Amec Foster Wheeler ADS will represent ownership of one Amec Foster Wheeler Share, deposited with the office in the United Kingdom of State Street Bank & Trust Company, as custodian for the Depositary. Each Amec Foster Wheeler ADS will also represent ownership of any other securities, cash or other property which may be held by the Depositary as a consequence of the Depositary holding the shares underlying the Amec Foster Wheeler ADSs. The Depositary’s principal office at which the Amec Foster Wheeler ADSs will be administered is located at 60 Wall Street, New York, NY 10005, United States.

Das Direct Registration System ist ein System, welches von The Depository Trust Company (die DTC) verwaltet wird und in dem die Verwahrungsstelle das Eigentum bzw. die Rechtsinhaberschaft an unzertifizierten Amec Foster Wheeler ADS registrieren kann. Das Eigentum bzw. die Rechtsinhaberschaft an diesen unzertifizierten Amec Foster Wheeler ADS wird durch periodische Auszüge, welche von der Verwahrungsstelle an die berechtigten Inhaber von Amec Foster Wheeler ADS ausgegeben werden, bescheinigt. Amec Foster Wheeler ADS können auch in zertifizierter Form gehalten werden.

The Direct Registration System is a system administered by The Depository Trust Company (the DTC), pursuant to which the Depositary may register the ownership of uncertificated Amec Foster Wheeler ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary to the Amec Foster Wheeler ADS holders entitled thereto. Amec Foster Wheeler ADSs can also be held in certified form.

1.5                               Keine Besonderen Vorteile | No Special Benefits

Als Folge der Fusion wird keinem Mitglied eines Leitungs- oder Verwaltungsorgans und keinen geschäftsführenden Gesellschaftern der Übernehmenden Gesellschaft, der Übertragenden Gesellschaft, von Amec Foster Wheeler plc oder Amec International ein besonderer Vorteil gewährt.

As a consequence of the merger, no special benefit will be granted to the members of the managing or administrative bodies or to managing quotaholders of the Receiving Company, the Transferring Company, Amec Foster Wheeler plc or Amec International.

1.6                               Keine Gesellschafter mit Unbeschränkter Haftung | No Shareholders or Quotaholders with Unlimited Liability

Bei der Fusion sind keine Gesellschafter mit unbeschränkter Haftung beteiligt.

No shareholders or quotaholders with unlimited liability are involved in the merger.

1.7                               Keine Sonderrechte, Anteile ohne Stimmrecht, Genussscheine | No Special Rights, Equity Interests without Voting Rights, Profit-Sharing Certificates

Es sind im Rahmen der Fusion keine Rechte von Inhabern von Sonderrechten, von Anteilen ohne Stimmrecht oder von Genussscheinen zu beachten.

No rights of holders of special rights, no equity interests without voting rights and no profit-sharing certificates need to be taken into account in connection with the merger.

2.                                      Zustimmungen | Approvals

2.1                               Geschäftsführung der Übernehmenden Gesellschaft | Management Board of Receiving Company

Die für die Übernehmende Gesellschaft handelnden Personen bestätigen hiermit, dass die zustimmende Beschlussfassung der Geschäftsführung der Übernehmenden Gesellschaft zu diesem Fusionsvertrag erfolgt ist.

The individuals acting hereunder on behalf of the Receiving Company herewith confirm that the management board of the Receiving Company has approved this Merger Agreement.

2.2                               Verwaltungsrat der Übertragenden Gesellschaft | Board of Directors of Transferring Company

Die für die Übertragende Gesellschaft handelnden Personen bestätigen hiermit, dass die zustimmende Beschlussfassung des Verwaltungsrates der Übertragenden Gesellschaft zu diesem Fusionsvertrag erfolgt ist.

The individuals acting hereunder on behalf of the Transferring Company herewith confirm that the board of directors of the Transferring Company has approved this Merger Agreement.

2.3                               Management Board der Amec International | Management Board of Amec International

Die für Amec International handelnden Personen bestätigen hiermit, dass die zustimmende Beschlussfassung des Management Board von Amec International zu diesem Fusionsvertrag erfolgt ist.

The individuals acting hereunder on behalf of Amec International herewith confirm that the management board of Amec International has approved this Merger Agreement.

2.4                               Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft | Approval by Quotaholder of Receiving Company

Die Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft zu diesem Fusionsvertrag ist eine Bedingung dieses Fusionsvertrages und der hierin vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG wird die Geschäftsführung der Übernehmenden Gesellschaft diesen Fusionsvertrag der Gesellschafterin mit Antrag auf Genehmigung vorlegen.

The approval of this Merger Agreement by the quotaholder of the Receiving Company is a condition to this Merger Agreement and the transaction contemplated hereby. Subject to art. 17 para. 2 Merger Act, the management board of the Receiving Company will submit this Merger Agreement to the quotaholder with a motion to approve.

2.5                               Zustimmung der Generalversammlung der Übertragenden Gesellschaft | Approval by Shareholders’ Meeting of Transferring Company

Die Zustimmung der Generalversammlung der Übertragenden Gesellschaft zu diesem Fusionsvertrag ist eine Bedingung dieses Fusionsvertrages und der hierin vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG wird der Verwaltungsrat der Übertragenden Gesellschaft diesen Fusionsvertrag der Generalversammlung mit Antrag auf Genehmigung vorlegen.

The approval of this Merger Agreement by the shareholders’ meeting of the Transferring Company is a condition to this Merger Agreement and the transaction contemplated hereby. Subject to art. 17 para. 2 Merger Act, the board of directors of the Transferring Company will submit this Merger Agreement to the shareholders’ meeting with a motion to approve.

2.6                               Gesellschafterversammlung der Amec Gesellschaften | Shareholders’ or Quotaholders’ Meeting of Amec Companies

Die Zustimmung der Gesellschafterin von Amec International zu diesem Fusionsvertrag ist eine Bedingung dieses Fusionsvertrages und der hierin vorgesehenen Transaktion.

The approval of this Merger Agreement by the shareholder of Amec International is a condition to this Merger Agreement and the transaction contemplated hereby.

Die Aktionäre von Amec Foster Wheeler plc haben die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt, die für die Aktienabfindung benötigt wird.

The shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration.

3.                                      Durchführung der Fusion | Implementation of Merger

3.1                               Technische Abwicklung der Ausrichtung der Abfindung | Technical Execution of Payment of Compensation

Die Barabfindung (unter Einschluss des Dividendenbetrags), ein allfälliger Spitzenausgleich und die Aktienabfindung wird den Aktionären der Übertragenden Gesellschaft so rasch wie möglich nach dem Vollzug der Fusion ausgerichtet.

The Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) will be paid, and the Share Consideration will be delivered, to the shareholders of the Transferring Company as soon as practicable following the implementation of the Merger.

Bezahlung der Barabfindung und des Spitzenausgleichs | Payment of Cash Consideration and of Compensation for Fractions

Die Barabfindung (unter Einschluss des Dividendenbetrags) wird durch den Exchange Agent in der Form eines Checks über den Betrag der dem jeweiligen Aktionär der Übertragenden Gesellschaft zustehenden Barabfindung ausgerichtet und dem jeweiligen Aktionär an dessen Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt. Dieser Check wird auch den Spitzenausgleich für diejenigen Aktionäre beinhalten, die sonst Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS hätten.

Payment of the Cash Consideration (including the Dividend Amount) will be made by way of a cheque delivered by the exchange agent for the applicable amount of Cash Consideration to which the shareholder of the Transferring Company is entitled and will be mailed to the address on the books and records of the Transferring Company. Such cheque will also include the Compensation for Fractions to each shareholder who would otherwise be entitled to receive a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS.

Ausrichtung der Aktienabfindung | Settlement of the Share Consideration

Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form zertifizierter Amec Foster Wheeler Aktien, die ihnen an ihre Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt werden. Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form von Amec Foster Wheeler ADS als Bucheffekten im Rahmen des durch den Exchange Agent betriebenen Direct Registration System, und der Exchange Agent wird die entsprechende Anzahl der im Namen dieser Aktionäre zu registrierenden Amec Foster Wheeler ADS hinterlegen.

The shareholders of the Transferring Company whose addresses on the books and records of the Company are outside the United States will receive their Share Consideration in the form of certificated Amec Foster Wheeler Shares, which will be mailed to the address on the books and records of the Transferring Company. The shareholders of the Transferring Company whose addresses on the books and records of the Company are in the United States will receive their Share Consideration in the form of Amec Foster Wheeler ADSs issued in book-entry form as part of the Direct Registration System maintained by the exchange agent, and the exchange agent will deposit the applicable number of Amec Foster Wheeler ADSs to be registered in the shareholders’ name.

Die Aktionäre der Übertragenden Gesellschaft werden über die Ausrichtung der Abfindung auch im Zusammenhang mit der Einladung zur Generalversammlung der Übertragenden Gesellschaft bzw. mit dem entsprechenden Proxy Statement (das preliminary proxy statement, das sobald vorliegend durch das final proxy statement ersetzt wird, hierin das Proxy Statement) informiert.

The shareholders of the Transferring Company will also be provided information in relation to the payment of the Compensation in connection with the invitation to the shareholders’ meeting of the Transferring Company and the relevant proxy statement (the preliminary proxy statement, which will be replaced by the final proxy statement as soon as such final proxy statement is available, herein the Proxy Statement).

Sofern Aktionäre der Übertragenden Gesellschaft allfällige für die Ausrichtung der Abfindung erforderliche Auskünfte nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister erteilen oder ihre Forderung auf Ausrichtung der Abfindung nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister anmelden, kann Amec International über die betreffenden Amec Foster Wheeler Aktien oder Amec Foster Wheeler ADS und die betreffenden Barbeträge frei verfügen.

If shareholders of the Transferring Company do not provide the information which is required for the payment of the Compensation (if any) within ten (10) years of the registration of the merger in the Commercial Register or if they do not submit their claim for payment of the Compensation within ten (10) years of the registration of the merger in the Commercial Register, Amec International may dispose freely of the respective Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs and the respective cash amounts.

3.2                               Eintragung in Aktionärsregister von Amec Foster Wheeler plc, Übertragungs- und Eintragungsbeschränkungen | Registration in Shareholders’ Register of Amec Foster Wheeler plc, Transfer and Registration Restrictions

Im Rahmen der Ausgabe der Amec Foster Wheeler Aktien für die Aktienabfindung wird Capita Registrars (UK) Limited, der Aktionärsregisterführer von Amec Foster Wheeler plc, die entsprechenden Aktionäre von Amec Foster Wheeler Aktien in das Aktionärsregister von Amec Foster Wheeler plc eintragen. Diesbezüglich besteht kein Handlungsbedarf auf Seiten der Aktionäre der Übertragenden Gesellschaft, welche die Aktienabfindung erhalten werden.

On the issue of the Amec Foster Wheeler Shares for the Share Consideration, Capita Registrars (UK) Limited, the registrar of shareholders for Amec Foster Wheeler plc, will register the relevant holders of Amec Foster Wheeler Shares in the share register of Amec Foster Wheeler plc. No action on the part of the shareholders of the Transferring Company who will receive the Share Consideration is required in this regard.

4.                                      Information, Konsultation, Einsichtsrecht | Information, Consultation, Inspection Right

Die Übernehmende Gesellschaft und die Übertragende Gesellschaft werden ihre Gesellschafter oder Aktionäre, ihre Arbeitnehmer sowie ihre Gläubiger in Übereinstimmung mit den Anforderungen des FusG über die Unterzeichnung dieses Fusionsvertrags und die Fusion orientieren und, soweit erforderlich, konsultieren sowie in diesem Rahmen Einsicht in Dokumente gewähren. Die Übernehmende Gesellschaft hat bestätigt, dass sie keine Arbeitnehmer hat und die Übertragende Gesellschaft hat bestätigt, dass sie eine Arbeitnehmerin hat.

The Receiving Company and the Transferring Company will inform, and to the extent required consult with, their quotaholder or shareholders (as applicable), their employees and their creditors in accordance with the requirements of the Merger Act about the execution of this Merger Agreement and the merger, and, within this framework, submit documents for inspection. The Receiving Company has confirmed that it has no employees and the Transferring Company has confirmed that it has one employee.

5.                                      Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug | Articles of Association and Governance of Receiving Company after Completion

Die Statuten der Übernehmenden Gesellschaft werden im Zusammenhang mit dem Vollzug dieses Fusionsvertrages nicht geändert. Da Amec International zur Ausrichtung der Abfindung verpflichtet ist und Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind, muss die Übernehmende Gesellschaft keine Kapitalerhöhung durchführen.

The articles of association of the Receiving Company will not be amended in connection with the completion of the transaction contemplated in the Merger Agreement. Since Amec International is obliged to pay and settle the Compensation and since quotas of the Receiving Company are not part of such Compensation, no increase of the quota capital of the Receiving Company is required.

Die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft bleibt von der Fusion unberührt.

The composition of the management board of the Receiving Company will not change in connection with the merger.

6.                                     Anmeldung an Handelsregisterämter | Filing with Commercial Registers

Die Übernehmende Gesellschaft und die Übertragende Gesellschaft werden die Fusion unmittelbar nach erfolgter Zustimmung zum Fusionsvertrag in der Gesellschafter- bzw. Generalversammlung durch Einreichung dieses Fusionsvertrags und der Fusionsbeschlüsse sowie der weiteren erforderlichen Dokumente bei den zuständigen Handelsregisterämtern zur Eintragung anmelden.

The Receiving Company and the Transferring Company will file the Merger Agreement and the merger resolutions as well as the other required documents for registration of the Merger Agreement with the competent commercial registers immediately upon approval of the merger by their quotaholder’s meeting and their shareholders’ meeting, respectively.

7.                                      Allgemeine Bestimmungen | General Provisions

7.1                               Informationspflicht | Information Duty

Im Zeitraum zwischen der Unterzeichnung dieses Fusionsvertrages bis zum Vollzug der Fusion werden sich die Parteien gegenseitig Informationen im Hinblick auf grössere Ereignisse und Entscheidungen sowie andere Informationen zukommen lassen, welche im Zusammenhang mit der Fusion vernünftigerweise wesentlich sind.

Between the execution of this Merger Agreement and the consummation of the merger, the Parties will exchange information on major events and decisions, as well as other information that may reasonably be deemed relevant in the context of the merger.

7.2                               Mitteilungen | Notices

Alle Mitteilungen gemäss diesem Fusionsvertrag haben schriftlich und durch persönliche Übergabe oder per Kurier wie folgt zu erfolgen:

All notices to be given in connection with this Merger Agreement shall be in writing and delivered by hand or sent by courier as follows:

Übernehmende Gesellschaft Receiving Company:	A-FW International Investments GmbH, c/o Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland

After effectiveness of merger:

A-FW International Investments GmbH, Lindenstrasse 10, 6340 Baar

Attn: Chairman of the Management Board

with copy to:	Amec Foster Wheeler plc, Booths Park, Chelford Road, Cheshire WA16 8QZ, United Kingdom

Attn: General Counsel and Company Secretary

Übertragende Gesellschaft Transferring Company:	Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland

Attn: Company Secretary

with copy to:	Amec Foster Wheeler plc, Booths Park, Chelford Road, Cheshire WA16 8QZ, United Kingdom

Attn: General Counsel and Company Secretary

Amec International:	Amec International Investments B.V., Meander 251, 6825 MC Arnhem, The Netherlands

Attn: Directors

with a copy to:	Amec Foster Wheeler plc, Booths Park, Chelford Road, Cheshire WA16 8QZ, United Kingdom

Attn: General Counsel and Company Secretary

Für die Einhaltung einer Frist genügt die Absendung der Mitteilung am letzten Tag der Frist.

Any notice to be given hereunder shall be deemed to have been duly given, if given on the last day of a term or deadline.

7.3                               Keine Abtretung | No Assignment

Einer Partei ist es ohne vorgängige schriftliche Zustimmung der jeweils anderen Parteien untersagt, diesen Fusionsvertrag oder Rechte oder Pflichten aus diesem Fusionsvertrag ganz oder teilweise an Dritte abzutreten oder auf Dritte zu übertragen. Jegliche (versuchte) Abtretung oder Übertragung in Verletzung dieses Artikels 7.3 gilt als nichtig.

Neither Party shall assign or transfer this Merger Agreement or any of its rights or obligations hereunder, in whole or in part, to any third party without the prior written consent of the other Parties. Any (attempted) assignment or transfer in violation of this Section 7.3 shall be void.

7.4                               Änderungen und Verzichte | Amendments and Waivers

Änderungen und Ergänzungen dieses Fusionsvertrages bedürfen zu ihrer Gültigkeit der Schriftform sowie des unterschriftlichen Einverständnisses aller Parteien. Der Verzicht einer Partei auf eine Bestimmung dieses Fusionsvertrags oder Rechte gemäss diesem Fusionsvertrag muss schriftlich erfolgen. Eine Änderung der Bestimmungen dieses Artikels 7.4 bedarf ihrerseits zu ihrer Gültigkeit einer schriftlichen Vereinbarung.

This Merger Agreement may only be modified or amended by a document signed by all Parties. Any waiver by a Party of any provision or of any rights under this Merger Agreement shall not be valid unless given in a document signed by such Party. Any changes to the provisions of this Section 7.4 shall also not be valid unless documented in writing.

7.5                               Kosten und Steuern | Costs and Taxes

Jede Partei trägt ihre eigenen Kosten im Zusammenhang mit dem Entwurf, der Verhandlung, dem Abschluss und dem Vollzug dieses Fusionsvertrags selbst.

Each Party shall bear its own costs in connection with the drafting, negotiation and the execution of this Merger Agreement and the completion of the transaction contemplated in this Merger Agreement.

Im Zusammenhang mit diesem Fusionsvertrag und im Zusammenhang mit den in diesem Fusionsvertrag vorgesehenen Transaktionen erhobene Steuern trägt der jeweilige gesetzliche Schuldner.

Taxes levied in connection with this Merger Agreement or the transactions contemplated hereunder shall be paid by the Party owing such taxes pursuant to applicable law.

7.6                               Teilungültigkeit

Falls eine oder mehrere Bestimmungen dieses Fusionsvertrags aus irgendeinem Grund ungültig, widerrechtlich oder nicht vollstreckbar sein sollte(n), berührt dies die übrigen Bestimmungen dieses Fusionsvertrags nicht. In diesem Fall werden sich die Parteien auf (eine) gültige, rechtskonforme und vollstreckbare Bestimmung(en) einigen, die den Absichten der Parteien in Bezug auf die ungültige(n), widerrechtlichen oder nicht vollstreckbare(n) Bestimmung(en) möglichst nahe kommt (kommen), und werden die ungültige(n) oder nicht vollstreckbare(n) Bestimmung(en) durch diese ersetzen.

If any provision of this Merger Agreement shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any of the other provisions of this Merger Agreement. In such a case, the Parties shall negotiate and agree on a substitute provision that best reflects the intentions of the Parties with respect to the invalid, illegal or unenforceable provision, without being invalid, illegal or unenforceable.

7.7                               Anhänge | Annexes

Folgende Anhänge bilden einen integrierenden Bestanteil dieses Fusionsvertrags:

Anhang 1.1: Geprüfte Fusionsbilanz der Übertragenden Gesellschaft vom 30. September 2014;

Anhang 1.4: Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten.

Each of the following annexes shall form an integral part of this Merger Agreement:

Annex 1.1: Audited merger balance sheet of the Transferring Company as of September 30, 2014;

Annex 1.4: Other Rights and Obligations associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs.

7.8                               Sprache | Language

Im Falle von Widersprüchen oder Abweichungen zwischen der deutschen und der englischen Version dieses Fusionsvertrags geht die deutsche Version vor.

In case of any inconsistency or discrepancy between the German and the English version of this Merger Agreement, the German version shall prevail.

7.9                               Anwendbares Recht und Gerichtsstand | Governing Law and Jurisdiction

Dieser Fusionsvertrag untersteht materiellem Schweizer Recht, unter Ausschluss der Regeln des internationalen Privatrechts und des Wiener Kaufrechts.

This Merger Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

Ausschliesslicher Gerichtsstand für sämtliche Streitigkeiten aus oder im Zusammenhang mit diesem Fusionsvertrag (oder späteren Änderungen desselben), einschliesslich Streitigkeiten über das Zustandekommen dieses Fusionsvertrags, seine Rechtswirksamkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, sind die ordentlichen Gerichte am Sitz der Übernehmenden Gesellschaft.

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Merger Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the ordinary courts at the registered office of the Receiving Company.

Für die Geschäftsführung der Übernehmenden Gesellschaft:

On behalf of the managing board of the Receiving Company:

A-FW International Investments GmbH

/s/ Karin Johannis
Name: Karin Johannis

Für den Verwaltungsrat der Übertragenden Gesellschaft:
On behalf of the board of directors of the Transferring Company:

Foster Wheeler AG

/s/ Samir Brikho
Name: Samir Brikho

Für das Management Board von Amec International:
On behalf of the management board of Amec International

Amec International Investments B.V.

/s/ G. J. Stam
Name: G. J. Stam

Anhang 1.1 | Annex 1.1

Geprüfte Fusionsbilanz der Übertragenden Gesellschaft vom 30. September 2014 | Audited merger balance sheet of the Transferring Company as of September 30, 2014

FOSTER WHEELER AG, BAAR

BALANCE SHEET

(in Swiss Francs)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	2,397,231	1,623,891
Other receivables	49,400	23,040
Treasury shares held for cancellation	140,648,229	140,648,229
Other current assets	35,055	6,938
Total current assets	143,129,915	142,302,098
Non-current Assets:
Non-current receivables from other Group companies	64,572,269	47,737,344
Property, plant and equipment, net	183,672	245,476
Investments in subsidiaries, net	2,754,448,802	2,754,448,802
Total non-current assets	2,819,204,743	2,802,431,622
TOTAL ASSETS	2,962,334,658	2,944,733,720
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	34,447	6,415
Accrued expenses	3,635,093	1,632,743
Current payables to other Group companies	807,785,498	709,094,707
Provision for unrealized exchange gains	—	36,187,947
Total current liabilities	811,455,038	746,921,812
Non-current Liabilities:
Non-current payables to other Group companies	3,272,594	3,042,765
Total non-current liabilities	3,272,594	3,042,765
TOTAL LIABILITIES	814,727,632	749,964,577
Shareholders’ Equity:
Share capital	320,155,473	316,928,700
Legal reserves:
Legal reserves from capital contribution	3,456,451,788	3,466,915,659
Reserve for treasury shares from capital contribution	140,648,229	140,648,229
Other legal reserves	—	121,010
Accumulated loss	(1,769,648,464)	(1,729,844,455)
TOTAL SHAREHOLDERS’ EQUITY	2,147,607,026	2,194,769,143
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,962,334,658	2,944,733,720

Anhang 1.4 | Annex 1.4

Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten | Other Rights and Obligations associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

Amec Foster Wheeler Aktien | Amec Foster Wheeler Shares

Beschrieb Pflichten aus Amec Foster Wheeler Aktien | Description of Obligations associated with Amec Foster Wheeler Shares

Die Pflichten von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten (articles of association) von Amec Foster Wheeler plc.

The obligations of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc’s articles of association.

Liberierungspflicht:  Jeder Aktionär hat die Pflicht, den mit seinen Aktien verbundenen Liberierungsbetrag zu bezahlen. Wenn dieser Betrag vollständig bezahlt ist, bestehen keine weiteren Finanzierungspflichten. Der Liberierungsbetrag für die Amec Foster Wheeler Aktien, die als Aktienabfindung auf die Aktionäre der Übertragenden Gesellschaft übertragen werden, wird vollständig einbezahlt sein, und die Inhaber dieser Amec Foster Wheeler Aktien werden keine weiteren Finanzierungspflichten haben.

Funding Obligation:  A shareholder is obliged to pay the amount due on the shares that it has taken up. Once the shares are fully paid up, the shareholders have no further funding obligations. The Amec Foster Wheeler Shares to be transferred to shareholders of the Transferring Company as Share Consideration will be fully paid and the holders of such Amec Foster Wheeler Shares will have no further funding obligations.

Offenlegungspflichten:  Die Offenlegungs- und Transparenzregeln der Financial Conduct Authority handelnd in ihrer Funktion als UK Listing Authority schreiben mit gewissen Ausnahmen vor, dass Aktionäre, die vom Erwerb einer Beteiligung an Amec Foster Wheeler plc von 3 Prozent oder mehr der Amec Foster Wheeler Aktien, mit denen Stimmrechte verbunden sind, Kenntnis erlangen, Amec Foster Wheeler plc innerhalb von zwei Tagen schriftlich über ihren Erwerb benachrichtigen müssen. Nach einem solchen Erwerb müssen Aktionäre Amec Foster Wheeler plc innerhalb von zwei Tagen von jeder Erhöhung oder Reduktion ihrer Beteiligung um 1 Prozent oder mehr und von einer Reduktion der Beteiligung unter den 3 Prozent-Schwellenwert benachrichtigen.

Disclosure Obligations:  The Disclosure and Transparency Rules of the Financial Conduct Authority acting in its capacity as the UK Listing Authority require shareholders, subject to certain exceptions, to notify Amec Foster Wheeler plc in writing within two days of becoming aware that they have acquired an interest in 3 per cent. or more of the shares of Amec Foster Wheeler plc carrying voting rights. Thereafter, shareholders must notify Amec Foster Wheeler plc within two days of any increase or decrease of 1 per cent or more of such shareholder’s holding as well as any decrease that reduces the shareholders’ holding below the 3 per cent. threshold.

Gemäss dem Companies Act 2006 von England und Wales (der Companies Act) kann Amec Foster Wheeler plc auch eine Anfrage an eine Person richten, von der Amec Foster Wheeler plc weiss oder vermutet, dass sie an Amec Foster Wheeler Aktien interessiert ist, mit der Aufforderung zu bestätigen, ob sie eine entsprechende Beteiligung hat und gegebenenfalls der Aufforderung, Informationen über diese Beteiligung oder jede andere Beteiligung an Amec Foster Wheeler plc, von der sie Kenntnis hat, zu liefern.

Pursuant to the Companies Act 2006 of England and Wales (the Companies Act), Amec Foster Wheeler plc may also send a notice to any person whom Amec Foster Wheeler plc knows or believes to be interested in

Amec Foster Wheeler plc’s shares, requiring that person to confirm whether he has such an interest and if so provide details of that interest or any other interest in Amec Foster Wheeler plc’s shares of which he is aware.

Beschrieb Rechte aus Amec Foster Wheeler Aktien | Description of Rights associated with Amec Foster Wheeler Shares

Die Rechte von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten von Amec Foster Wheeler plc.

The rights of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc’s articles of association.

Form der Aktien und Übertragungsbeschränkungen:  Amec Foster Wheeler Aktien können in zertifizierter oder unzertifizierter Form gehalten werden. In zertifizierter Form gehaltene Amec Foster Wheeler Aktien sind durch ein Zertifikat und die Inhaberschaft an solchen Amec Foster Wheeler Aktien durch einen Eintrag im Aktionärsregister, das von Amec Foster Wheeler plc geführt wird, ausgewiesen. Jeder Aktionär kann alle oder einen Teil seiner zertifizierten Aktien mittels eines Übertragungsdokuments in üblicher Form oder in einer vom Verwaltungsrat der Amec Foster Wheeler plc genehmigten Form übertragen. Der Verwaltungsrat von Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer zertifizierten Aktie im Aktionärsregister verweigern, wenn gewisse Voraussetzungen gemäss Amec Foster Wheeler plc’s Statuten oder gemäss Companies Act nicht eingehalten werden. Amec Foster Wheeler Aktien in unzertifizierter Form werden über CREST gehalten, einer im Vereinigten Königreich ansässigen zentralen Effekten-Verwahrungsstelle, die von Euroclear UK & Irland betrieben wird. Jeder Aktionär kann alle oder einen Teil seiner unzertifizierten Aktien mithilfe eines sog. relevant system gemäss Uncertificated Securities Regulations 2001 und gemäss den Regeln des entsprechenden relevant system übertragen. Der Verwaltungsrat der Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer unzertifizierten Aktie in Übereinstimmung mit den Uncertificated Securities Regulations 2001 verweigern, sowie im Falle von gemeinsam gehaltenen Amec Foster Wheeler Aktien, wenn Amec Foster Wheeler Aktien an mehr als vier gemeinsam haltende Inhaber übertragen werden sollen. Amec International verpflichtet sich dafür zu sorgen, dass sämtliche Aktionäre der Übertragenden Gesellschaft bezüglich ihrer Amec Foster Wheeler Aktien im Aktionärsregister der Amec Foster Wheeler plc als Aktionäre mit Stimmrecht eingetragen werden.

Form of Shareholding and Transfer Restrictions:  Amec Foster Wheeler Shares may be held in either certificated or uncertificated form. Amec Foster Wheeler Shares held in certificated form are evidenced by a certificate and title is evidenced by an entry in the register of shareholders maintained by Amec Foster Wheeler plc. Any shareholder may transfer all or any part of his or her certificated shares by an instrument of transfer in any usual form or a form approved by the directors. The directors may decline to register any transfer of a certificated share if certain conditions set forth in Amec Foster Wheeler plc’s articles of association and the Companies Act are not met. Amec Foster Wheeler Shares held in uncertificated form are held through CREST, a UK based central securities depositary operated by Euroclear UK & Ireland. Any member may transfer all or any of his or her uncertificated shares by means of a relevant system in the manner provided for in the Uncertificated Securities Regulations 2001 and the rules of the relevant system. Amec Foster Wheeler plc’s directors may decline to register the transfer of an uncertificated share in accordance with the Uncertificated Securities Regulations 2001, and also, in the case of jointly held Amec Foster Wheeler Shares, where the Amec Foster Wheeler Shares are to be transferred to more than four joint holders. Amec International herewith undertakes that all shareholders of the Transferring Company will, with regard to their Amec Foster Wheeler Shares, be registered in the share register of Amec Foster Wheeler plc as shareholders with full voting rights.

Stimmrechte:  Die Statuten von Amec Foster Wheeler plc sehen vor, dass Beschlüsse der Generalversammlung mittels Handerheben gefällt werden, ausser es wird (vor oder bei Bekanntgabe des Resultats des Beschlusses durch Handerheben) eine Abstimmung in Übereinstimmung mit den Statuten von Amec Foster Wheeler plc verlangt. Bei einem Beschluss durch Handerheben hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme. Bei einem Beschluss durch Abstimmung hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme für jede von ihm gehaltene Amec Foster Wheeler Aktie. Falls ein Aktionär in Bezug auf die von ihm gehaltene Beteiligung nicht den vollen Liberierungsbetrag bezahlt hat, hat dieser Aktionär in Bezug auf seine Beteiligung kein Stimmrecht, ausser es werde vom Verwaltungsrat von Amec Foster Wheeler plc anders bestimmt. Jeder Aktionär von Amec Foster Wheeler plc mit dem Recht zur Teilnahme und mit Stimmrecht an einer Generalversammlung hat das Recht, einen Vertreter zur Teilnahme, zur Wortmeldung und zur Stimmabgabe an dieser Generalversammlung einzusetzen.

Voting Rights:  Amec Foster Wheeler plc’s articles of association provide that resolutions put to a vote at a shareholders’ meeting will be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded in accordance with Amec Foster Wheeler plc’s articles of association. On a vote conducted by a show of hands, each holder of Amec Foster Wheeler Shares is entitled to one vote, and on a vote conducted by a poll, each holder of Amec Foster Wheeler Shares is entitled to one vote for each Amec Foster Wheeler Share held by him. If any sum remains unpaid in relation to an Amec Foster Wheeler plc shareholder’s holding, that shareholder is not entitled to vote in relation to that holding unless Amec Foster Wheeler plc’s directors determine otherwise. Any Amec Foster Wheeler plc shareholder who is entitled to attend and vote at a shareholders’ meeting is entitled to appoint a proxy to exercise all or any of his rights to attend, speak and vote at such meeting.

Dividendenberechtigung:  Die Dividendenberechtigung ist in den Statuten von Amec Foster Wheeler plc folgendermassen geregelt: Dividenden, die den vom Verwaltungsrat von Amec Foster Wheeler plc empfohlenen Betrag nicht übersteigen, werden durch ordentlichen Beschluss (ordinary resolution) der Amec Foster Wheeler plc Aktionäre festgelegt. Darüber hinaus kann der Verwaltungsrat von Amec Foster Wheeler plc jederzeit die Bezahlung von Zwischendividenden in jeglicher Höhe beschliessen, falls er zum Schluss kommt, dass die Finanzlage von Amec Foster Wheeler plc diese Zahlungen zulässt. Gemäss Englischem Recht dürfen Dividenden nur aus den für Ausschüttungen zur Verfügung stehenden Gewinnen ausgeschüttet werden. Zusätzlich beschränkt das Englische Recht Ausschüttungen bei Publikumsgesellschaften für den Fall, dass solche Ausschüttungen den Betrag der Nettoaktiven der jeweiligen Gesellschaft unter den Gesamtbetrag des eingeforderten Kapitals und gewisser Reserven mit Ausschüttungssperre reduzieren würde.

Rights to Dividend:  In connection with the entitlement to dividends, the articles of association of Amec Foster Wheeler plc provide for the following: dividends not exceeding an amount recommended by Amec Foster Wheeler plc’s board of directors may be declared by “ordinary resolution” of Amec Foster Wheeler plc’s shareholders. In addition, Amec Foster Wheeler plc’s directors may consider paying interim dividends at any time and of any amounts if they consider that Amec Foster Wheeler plc’s financial position justifies such payments. English law requires dividends to be paid only out of the profits available for distribution and additionally restricts a public company from making a distribution if that would reduce the amount of the net assets of the company below the aggregate amount of its called up share capital and certain undistributable reserves.

Bezugsrechte:  Gemäss Englischem Recht haben Aktionäre ein gesetzliches Bezugsrecht bei der Zuteilung von Beteiligungspapieren. Diese Bezugsrechte können durch speziellen Beschluss (special resolution) der Aktionäre an einer Generalversammlung entzogen werden. Mit an der Generalversammlung von Amec Foster Wheeler plc vom 23. Oktober 2014 gefassten Beschlüssen wurden dem Verwaltungsrat von Amec Foster Wheeler plc eine allgemeine und unbedingte Ermächtigung zur Zuteilung von Beteiligungspapieren, oder zur Gewährung von Zeichnungs- oder Wandelrechten, bis zu einem Nominalbetrag von GBP 59’228’648.50 eingeräumt, davon bis zu einem Nominalbetrag von GBP 8’974’043 für die Zuteilung gegen Barleistung ohne Gewährung von

Bezugsrechten. Diese Ermächtigung gilt bis zum früheren der folgenden Zeitpunkte: bis zum Ende der ordentlichen Generalversammlung im Jahre 2015 oder bis zum 1. Juni 2015.

Pre-emptive Rights:  English law provides for statutory pre-emption rights that apply on an allotment of equity securities. Such rights can be disapplied by a special resolution passed by shareholders at a general meeting. Resolutions passed at Amec Foster Wheeler plc’s general meeting on October 23, 2014 provided the directors with a general and unconditional authority to allot equity securities, or grant rights to subscribe for or to convert any security, up to a nominal amount of GBP 59,228,648.50 of which up to GBP 8,974,043 could be allotted for cash other than in connection with a pre-emptive offer. This authority extends until the earlier of the end of the annual general meeting in 2015 or June 1, 2015.

Einberufung und Durchführung von Generalversammlungen:  Unter Englischem Recht kann eine Generalversammlung der Aktionäre durch den Verwaltungsrat von Amec Foster Wheeler plc jederzeit einberufen werden, wenn es der Verwaltungsrat für angezeigt erachtet. Amec Foster Wheeler plc muss eine ordentliche Generalversammlung jährlich innerhalb von sechs Monaten seit dem Datum, das auf den Abschlussstichtag (d.h. den 31. Dezember) folgt, durchführen.

Convening and Holding of Shareholders’ Meetings:  Under English law, a general meeting of shareholders may be called by Amec Foster Wheeler plc’s board of directors whenever they think fit. Amec Foster Wheeler plc is required to hold an annual general meeting every year within six months of the date following Amec Foster Wheeler plc’s accounting reference date (i.e., December 31).

Aktionäre, die mindestens 5 Prozent des einbezahlten Kapitals von Amec Foster Wheeler plc, mit dem Stimmrechte verbunden sind (unter Ausschluss von einbezahltem Kapital, das als eigene Aktien gehalten wird), halten, können vom Verwaltungsrat die Einberufung einer Generalversammlung von Amec Foster Wheeler plc verlangen. Der Antrag hat in allgemeiner Weise die an der Generalversammlung zu behandelnden Geschäfte zu umschreiben und kann den Wortlaut der an der Generalversammlung zu fassenden Beschlüsse beinhalten.

Shareholders holding at least 5 per cent. of the paid-up capital of Amec Foster Wheeler plc carrying voting rights (excluding any paid-up capital held as treasury shares) may require the directors to call a general meeting of Amec Foster Wheeler plc. The requirement should state the general nature of the business to be dealt with at the general meeting and may include the text of the resolution to be passed at the general meeting.

Gemäss den Statuten von Amec Foster Wheeler plc sind zwei an einer Generalversammlung anwesende oder vertretene Aktionäre mit Stimmrecht für sämtliche Geschäfte beschlussfähig.

According to Amec Foster Wheeler plc’s articles of association, two shareholders present in person or by proxy and entitled to vote at a general meeting shall be a quorum for all purposes.

Generalversammlungsbeschlüsse:  Spezielle Beschlüsse (special resolutions) beziehen sich im Allgemeinen auf wesentliche Veränderungen in Bezug auf eine Gesellschaft, wie zum Beispiel eine Firmenänderung, eine Veränderung der Kapitalstruktur, eine Veränderung oder Ergänzung von Aktionärsrechten, eine Genehmigung zur Ausgabe von neuen Aktien gegen Barleistung ohne Gewährung der Bezugsrechte der Aktionäre oder eine Statutenänderung. Unter Englischem Recht ist für einen speziellen Beschluss (special resolution) die Zustimmung von mindestens 75 Prozent der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die mindestens 75 Prozent der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden). Für einen speziellen Beschluss (special resolution) ist ausserdem erforderlich, dass die Einladung zur Generalversammlung ausdrücklich auf die Absicht zur Vorlage als spezieller Beschluss (special resolution) hinweist.

Resolutions of Shareholders:  “Special resolutions” generally involve proposals for major changes to a company, such as to change the name of the company, alter its capital structure, change or amend the rights of shareholders, permit the company to issue new shares for cash without applying the shareholders’ pre-emptive rights, or amend the company’s articles of association. Under English law, a special resolution means a resolution passed by a majority of not less than 75 per cent. of the shareholders or holders of 75 per cent. of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting. For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special resolution.

Anträge in Bezug auf gewöhnliche Geschäfte, wie z.B. die Wahl von Verwaltungsräten oder die Zahlung von Dividenden, unterstehen im Allgemeinen den Regeln für gewöhnliche Beschlüsse (ordinary resolutions). Unter Englischem Recht ist für einen gewöhnlichen Beschluss (ordinary resolution) die Zustimmung einer einfachen Mehrheit der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die eine einfache Mehrheit der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden).

Proposals relating to the ordinary course of the company’s business, such as the election of directors or payment of dividends, would generally be the subject of an “ordinary resolution”. Under English law, an ordinary resolution means a resolution that is passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

Anträge für Generalversammlungsbeschlüsse:  Aktionäre, die (i) mindestens 5 Prozent der gesamten Stimmrechte der Aktionäre mit Stimmrecht an einer Generalversammlung, oder (ii) mindestens 100 Aktionäre mit Stimmrecht, von denen jeder im Durchschnitt mindestens GBP 100 einbezahlt hat, vertreten, können von Amec Foster Wheeler plc verlangen, dass Amec Foster Wheeler plc eine Erklärung von höchstens 1’000 Worten zirkuliert, entweder in Bezug auf einen in einem beantragten Beschluss angesprochenen Gegenstand oder in Bezug auf ein anderes Geschäft, der oder das an der entsprechenden Generalversammlung behandelt wird.

Shareholders Resolution Proposals:  Shareholders representing (i) at least 5 per cent. of the total voting rights of all shareholders having a right to vote at the general meeting or (ii) at least 100 shareholders who have paid up an average sum, per shareholder, of at least GBP 100 and have a right to vote at the general meeting may require Amec Foster Wheeler plc to circulate a statement of not more than 1,000 words with respect to a matter referred to in a proposed resolution to be dealt with at that general meeting, or other business to be dealt with at that meeting.

Aktionärsklagen:  Gemäss Companies Act haben Aktionäre eingeschränkte Möglichkeiten, einen derivativen Anspruch im Namen der Gesellschaft zu erheben. Ein solcher Anspruch kann nur erhoben werden, wenn sich der Klagegrund auf tatsächliche oder beabsichtigte Handlungen oder Unterlassungen eines Verwaltungsrats einer Gesellschaft und Fahrlässigkeit, Vorsatz, eine Pflichtverletzung oder Untreue bezieht. Gemäss Companies Act kann ein Aktionär sodann ein Gericht anrufen wenn (i) Angelegenheiten der Gesellschaft derart betrieben wurden oder werden, dass die Interessen aller oder gewisser Aktionäre, einschliesslich diejenigen des klagenden Aktionärs, in ungerechtfertigter Weise beeinträchtigt werden, oder (ii) eine tatsächliche oder beabsichtigte Handlung oder Unterlassung der Gesellschaft (einschliesslich eine Handlung oder Unterlassung in ihrem Namen) derart beeinträchtigend ist oder wäre.

Shareholder Suits:  The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. The Companies Act also permits a shareholder to apply to a court for relief on the grounds that (i) the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or (ii) an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

Einsichtsrechte:  Das Aktionärsregister von Amec Foster Wheeler plc ist zur Einsicht offen (i) kostenlos für die Aktionäre von Amec Foster Wheeler plc, und (ii) gegen Entrichtung einer Gebühr für jedermann. In beiden Fällen können die Dokumente gegen Entrichtung einer Gebühr kopiert werden. Die Aktionäre von Amec Foster Wheeler plc haben sodann das Recht, zu Bürozeiten und gegen Entrichtung einer Gebühr Einsicht zu nehmen in (i) die Protokolle der Generalversammlung, und (ii) die Dienstverträge der Verwaltungsräte von Amec Foster Wheeler plc. Ferner muss der publizierte Jahresabschluss von Amec Foster Wheeler plc den Aktionären an der Generalversammlung zugänglich gemacht werden, und jeder Aktionär hat Anrecht auf eine Kopie dieses Jahresabschlusses. Die Statuten von Amec Foster Wheeler plc sehen vor, dass kein Aktionär und keine andere Person das Recht haben, Einsicht zu nehmen in irgendwelche Unterlagen, Geschäftsbücher oder Dokumente der Gesellschaft, ausser ein solcher Anspruch ergebe sich aus dem Gesetz, aus einer Verfügung eines zuständigen Gerichts oder aufgrund einer Genehmigung durch den Verwaltungsrat.

Rights of Inspection:  The register of shareholders of Amec Foster Wheeler plc must be open to inspection (i) for free, by its shareholders and (ii) for a fee by any other person. In both cases, the documents may be copied for a fee. The shareholders of Amec Foster Wheeler plc may also inspect, without charge, during business hours and obtain copies of, for a fee, (i) minutes of general meetings of the shareholders, and (ii) service contracts of Amec Foster Wheeler plc’s directors. In addition, the published annual accounts of Amec Foster Wheeler plc are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. Amec Foster Wheeler plc’s articles of association provide that no member of Amec Foster Wheeler plc or other person shall have any right to inspect any account or book or document of the company except as conferred by statute or ordered by a court of competent jurisdiction or authorised by the directors.

Weiterführende Informationen zu den mit den Amec Foster Wheeler Aktien verbundenen Rechten und Pflichten finden sich im Proxy Statement der Übertragenden Gesellschaft, im Abschnitt mit dem Titel “Comparison of Shareholders’ Rights”.

For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler Shares, please refer to the section entitled “Comparison of Shareholders’ Rights” in the Proxy Statement of the Transferring Company.

Amec Foster Wheeler ADSs

Beschrieb Rechte aus Amec Foster Wheeler ADS | Description of rights associated with Amec Foster Wheeler ADSs

Dividenden und Ausschüttungen:  Die Verwahrungsstelle hat sich dazu verpflichtet, Inhabern von Amec Foster Wheeler ADS die Bardividenden und anderen Ausschüttungen unter Abzug der Gebühren und Kosten sowie allfälliger Verrechnungs- bzw. Quellensteuern zu zahlen, welche die Verwahrungsstelle oder die Depotstelle (custodian) in Bezug auf die Amec Foster Wheeler Aktien und andere hinterlegte Effekten erhalten. Inhaber von Amec Foster Wheeler ADS werden diese Ausschüttungen im Verhältnis zur Anzahl Amec Foster Wheeler Aktien, welche durch ihre Amec Foster Wheeler ADS am entsprechenden, durch die Verwahrungsstelle in Bezug auf die Amec Foster Wheeler ADS festgelegten Stichtag (welcher so nahe wie möglich beim Stichtag für die Amec Foster Wheeler Aktien liegen wird) repräsentiert werden, erhalten.

Dividends and Distributions:  The Depositary has agreed to pay to holders of Amec Foster Wheeler ADSs the cash dividends and other distributions it or the custodian receives on Amec Foster Wheeler Shares and other deposited securities, after deducting its fees and expenses and withholding taxes (if any). Holders of Amec Foster Wheeler ADSs will receive these distributions in proportion to the number of Amec Foster Wheeler Shares their Amec Foster Wheeler ADSs represent as of the record date (which will be as close as practicable to the record date for Amec Foster Wheeler Shares) set by the Depositary with respect to the Amec Foster Wheeler ADSs.

Stimmrechte:  Ein Inhaber von Amec Foster Wheeler ADS kann die Verwahrungsstelle anweisen, das Stimmrecht in Bezug auf die Amec Foster Wheeler Aktien oder andere hinterlegte Effekten, welche seinen Amec Foster Wheeler ADS zugrunde liegen, auszuüben. Ansonsten kann ein Inhaber von Amec Foster Wheeler ADS sein Stimmrecht direkt ausüben, falls er die Amec Foster Wheeler Aktien zurückzieht. Diesfalls hält er nicht mehr Amec Foster Wheeler ADSs, sondern Amec Foster Wheeler Aktien. Inhaber von Amec Foster Wheeler ADS wissen von der entsprechenden Generalversammlung aber gegebenenfalls nicht früh genug, um die Amec Foster Wheeler Aktien rechtzeitig zurückzuziehen.

Voting Rights:  An Amec Foster Wheeler ADS holder may instruct the Depositary to vote the Amec Foster Wheeler Shares or other deposited securities underlying its Amec Foster Wheeler ADSs. Otherwise, an Amec Foster Wheeler ADS holder can exercise its right to vote directly if it withdraws the Amec Foster Wheeler Shares, in which case they will cease to hold Amec Foster Wheeler ADSs and will hold Amec Foster Wheeler Shares. However, Amec Foster Wheeler ADS holders may not know about the meeting sufficiently far in advance to withdraw the Amec Foster Wheeler Shares.

Falls Amec Foster Wheeler plc Weisungen von den Inhabern der Amec Foster Wheeler ADS einholt, wird die Verwahrungsstelle, sofern sie von Amec Foster Wheeler plc rechtzeitig notifiziert wurde, die Inhaber von Amec Foster Wheeler ADS über die bevorstehende Abstimmung informieren und veranlassen, dass das Stimmmaterial von Amec Foster Wheeler plc an die Inhaber von Amec Foster Wheeler ADS zugestellt wird. Dies erfolgt durch gewöhnliche Postzustellung, durch elektronische Übermittlung oder in der Form, die zwischen Amec Foster Wheeler plc und der Verwahrungsstelle schriftlich vereinbart wurde. Diesfalls können die Inhaber von Amec Foster Wheeler ADS Stimminstruktionen in Übereinstimmung mit den Regeln im Verwahrungsvertrag mit der Verwahrungsstelle (depositary agreement) erteilen.

If Amec Foster Wheeler plc asks for instructions from the Amec Foster Wheeler ADS holders and provided Amec Foster Wheeler plc has provided the Depositary with sufficient notice, the Depositary will notify the Amec Foster Wheeler ADS holders of the upcoming vote and arrange to deliver Amec Foster Wheeler plc’s voting materials to the Amec Foster Wheeler ADS holders by regular, ordinary mail delivery, or by electronic transmission or as otherwise may be agreed between Amec Foster Wheeler plc and the Depositary in writing from time to time. In such a case, the Amec Foster Wheeler ADS holder may give voting instructions in accordance with the rules set forth in the depositary agreement with the Depositary.

Weiterführende Informationen zu den mit den Amec Foster Wheeler ADS verbundenen Rechten und Pflichten finden sich im Proxy Statement, im Abschnitt mit dem Titel “Description of AMEC American Depositary Shares”.

For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler ADSs, please refer to the section entitled “Description of AMEC American Depositary Shares” in the Proxy Statement.